Exhibit 99.1

[LOGO OF BROOKS AUTOMATION]       Brooks Automation, Inc.    Tel  (978) 262-2400
                                  15 Elizabeth Drive         Fax (978) 262-2500
                                  Chelmsford, MA 01824       www.brooks.com

CONFIDENTIAL - DRAFT ONLY - 2006-05-02 2:30PM
---------------------------------------------

CONTACT:
Mark Chung
Director of Investor Relations
Brooks Automation, Inc.
Telephone: (978) 262-2459
mark.chung@brooks.com

                  BROOKS AUTOMATION REPORTS PRELIMINARY RESULTS
                   FOR Q2 OF FISCAL 2006 ENDED MARCH 31, 2006

     o    GAAP net income of $5.9 million exceeds guidance;
     o    Company achieves record level bookings of $193.0 million;
     o    Revenues of $169.2 million also record for Company;
     o    Quarter reflects full impact of Helix acquisition;
     o    Filing of Form 10-Q expected to be delayed.

CHELMSFORD, Mass., May 2, 2006 -- Brooks Automation, Inc. (NASDAQ: BRKS), which produces hardware, software and systems to enable manufacturing efficiencies for the semiconductor and other complex manufacturing industries, today announced preliminary results for its second quarter of fiscal 2006 ended March 31, 2006. The second quarter results include results of Helix Technology (acquired October 26, 2005) for the full quarter, while the first quarter results included only two months of Helix results.

Revenues for the second quarter of fiscal 2006 increased to $169.2 million, compared to preceding quarter revenues of $127.2 million, which included only two months of Helix results. Bookings for the second quarter were $193.0 million, compared to preceding quarter bookings of $141.3 million, which also included only two months of Helix results.

Net income on a Generally Accepted Accounting Principles (GAAP) basis was $5.9 million or $0.08 per diluted share for the second quarter of fiscal 2006, compared to a net loss for the first quarter of $11.2 million, or $0.17 per share. GAAP net income in Q2 included a total of $10.4 million, or $0.14 per share, in charges and special items, which consisted of a $4.2 million charge related to the purchase accounting for the Helix inventory step-up, $3.7 million for amortization of acquired intangible assets, and $1.1 million for restructuring. Additionally, stock option expense related to the adoption of SFAS 123 (R) "Stock Based Compensation" was $1.4 million. For comparison purposes, GAAP net income in Q1 included a total of $12.6 million, or $0.19 per share, in certain charges and special items, which included a $7.0 million charge related to the purchase accounting inventory step-up, $2.8 million for amortization of acquired intangible assets, stock option expense of $1.6 million and $1.2 million for restructuring. Without the charges and special items, non-GAAP net income in Q2 was $0.22 per diluted share and in Q1 was $0.02 per diluted share. A reconciliation of GAAP to non-GAAP results is provided elsewhere in this release.

          Creating Manufacturing Efficiency. Accelerating Your Profit.

Edward C. Grady, President and Chief Executive Officer of Brooks Automation, said "We are pleased with our performance in Q2, which can be attributed not only to the strength of the current investment cycle of the semiconductor industry, but also to the underlying strength of our business model. We were able to realize good financial leverage from our market position and our focus on operations, as well as from the positive synergies of the Helix merger. Our $193 million in bookings in Q2 was the highest quarterly bookings level in the Company's history."

Mr. Grady further commented, "In Q2, the gross margin for the Company improved for the fourth consecutive quarter to 39.4 percent, excluding acquisition-related charges and stock option expense. Our cash balance was essentially flat at $373 million even while the business ramped up. We are also pleased that we were able to settle patent litigation related to a certain software product enabling us to obtain closure on that issue for Brooks and for our customers, resulting in an expense that is included in the `other expense' line in our income statement. Looking forward to the June quarter, we expect the end markets to remain strong but with slowing growth. Revenues for the June quarter are expected to be $170 to $180 million. GAAP EPS is expected to be in the range of $0.14 to $0.20 per share, which is expected to include approximately $0.09 per share in certain charges and special items comparable to those referenced with respect to Q2. Finally, I would like to add that we are highly encouraged by the continuing success of the Helix integration. We thank our customers, our shareholders and our employees for their continued support."

The Company also announced that it expects to delay the filing of its Form 10-Q for the quarter ended March 31, 2006. As previously announced, a special committee of independent directors has been established to review all facts and circumstances relating to the granting of stock options to employees and directors of the Company. The Company does not expect to file its fiscal 2006 second quarter Form 10-Q until the special committee has completed its review, due in part to the potential impact of the review on prior years' financial results. The results of fiscal 2006 second quarter are preliminary pending the completion of the review. The Company is also evaluating the impact of this matter on its system of internal controls.

BUSINESS SEGMENT DATA

The following table (unaudited) summarizes the two reporting segments of Brooks for fiscal Q2.

                                                            Hardware         Software          Total
                                                          ------------     ------------     ------------
THREE MONTHS ENDED MARCH 31, 2006:
  Revenues, in thousands                                  $    148,772     $     20,405     $    169,177
  Gross margin, in thousands                              $     45,843     $     13,857     $     59.700
  Gross margin, %                                                 30.8%(A)         67.9%(B)         35.3%(C)
  Operating margin, in thousands                          $      9,510     $        676     $     10,186
  Operating margin, %                                              6.4%             3.3%             6.0%
  Amortization of other acquired intangible assets                                          $      1,272
  Restructuring charges                                                                     $      1,143
  Total income from continuing operations                                                   $      7,771

Note:
(A) Gross margin for the Hardware segment was 35.2 percent excluding $4.2 million in inventory step-up charge related to the acquisition of Helix, $2.1 million of amortization of completed technology and $0.2 million of FAS 123R expenses;
(B) Gross margin for the Software segment was 69.8 percent excluding $0.3 million of amortization of completed technology and $0.1 million of FAS 123R expenses; and
(C) Gross margin for the total company was 39.4 percent without the aforementioned charges.

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

DISCUSSION OF NON-GAAP FINANCIALS

The financial results that exclude certain charges and special items are not in accordance with GAAP. Management believes the presentation of non-GAAP financial measures, which exclude the costs associated with acquisitions and other special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results, especially to help explain financials subsequent to the acquisition of Helix Technology. The following table is provided to summarize costs that are not included in the non-GAAP discussion.

                                                       Second Quarter 2006           First Quarter 2006
                                                  ---------------------------   ---------------------------
                                                     Amount          EPS           Amount          EPS
Charge or item                                    ($thousands)      impact      ($thousands)     impact
---------------------------------------------     ------------   ------------   ------------   ------------
  Acquisition-related inventory write-off         $      4,232   $       0.06   $      6,983   $       0.11
  Stock options expenses                          $      1,354   $       0.02   $      1,563   $       0.02
  Amortization of acquired intangible assets      $      3,683   $       0.05   $      2,836   $       0.04
  Acquisition-related and restructuring charges   $      1,143   $       0.02   $      1,222   $       0.02

  Total (with rounding)                           $     10,412   $       0.14   $     12,604   $       0.19

A detailed reconciliation of the GAAP to the non-GAAP financials is provided with the financial tables.

EARNINGS CONFERENCE CALL DETAILS

Conference Call Date:   Tuesday, May 2, 2006
Time:                   4:30 p.m. Eastern

Dial in #:              (719) 457-2650
Passcode:               2329149

A live Webcast of this conference call will be available in the investor relations section of the Brooks Automation web site, http://investor.brooks.com under the title "Brooks Automation Second Quarter Fiscal 2006 Earnings Webcast."

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

An archive of this Webcast will be made available following the conference call, and can be accessed for at least the next twelve months on the section for Webcasts at http://investor.brooks.com under the title "Brooks Automation Second Quarter Fiscal 2006 Earnings Webcast." A telephone replay will also be made available following the call at the following number: (719) 457-0820 beginning at 7:00 p.m. Eastern, Tuesday, May 2, 2006, and available 7 days. The passcode for the replay is 2329149.

ABOUT BROOKS AUTOMATION, INC.

Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company's advanced offerings in hardware, software and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.

"SAFE HARBOR" STATEMENT UNDER SECTION 21E OF THE SECURITIES EXCHANGE ACT OF
1934:

Some statements in this release are forward-looking statements made under
Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our bookings, revenues, and profit and loss expectations, our ability to meet customer shipment and delivery requirements, expected restructuring charges and other charges, our future business strategy and market opportunities, level of capital expenditures and bookings expectations in the semiconductor and discrete manufacturing industries, demand for our products, purchasing and manufacturing trends among semiconductor manufacturing OEMs, the benefits of the acquisition of Helix, our ability to integrate successfully the business and personnel of Brooks and Helix and the outlook of the semiconductor and discrete manufacturing industries and the impact of settling certain litigation. Factors that could cause results to differ from our expectations include the following: the special committee's review of past option grant practices and the results of that review; our dependence on the cyclical semiconductor industry; the possibility of downturns in market demand for electronics; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; a decision by semiconductor manufacturing OEMs not to outsource increasing amounts of their manufacturing operations; our ability to continue to effectively implement our flexible manufacturing model and our supply chain consolidation; the highly competitive nature and rapid technological change that characterizes the industries in which we compete; decisions by customers to accelerate delivery under or to cancel or defer orders that previously had been accepted; decisions by customers to reject the products we ship to them; the possibility that we may not be able to fulfill customer orders within a period of time acceptable to them; the acceptance of our software products and services in industries outside of the semiconductor industry; the fact that design-in wins do not necessarily translate to significant revenue; the timing and effectiveness of restructuring, cost-cutting and expense control measures; intense price competition; disputes concerning intellectual property; any modification to the settlement terms upon which recent patent litigation has been concluded; our ability to successfully integrate Helix's operations and employees; the risk that the cost savings and any other synergies from the Helix acquisition may not be fully realized or may take longer to realize than expected; the risk that possible disruption from the Helix acquisition will make it more difficult to maintain relationships with customers and employees; continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to Brooks' Annual Report on Form 10-K, current reports on Form 8-k and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

                                      # # #

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

All trademarks contained herein are the property of their respective owners.

                             BROOKS AUTOMATION, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                     MARCH 31,    DECEMBER 31,
                                                                       2006           2005
                                                                   ------------   ------------
ASSETS

Cash, cash equivalents and marketable securities                   $    365,041   $    353,193
Accounts receivable, net                                                119,134         92,216
Inventories                                                              79,574         78,056
Other current assets                                                     25,559         19,102
                                                                   ------------   ------------
  Total current assets                                                  589,308        542,567

Property, plant and equipment, net                                       70,302         71,657
Long-term marketable securities                                           7,971         20,784
Intangible assets, net                                                  415,206        427,661
Other assets                                                             27,246         19,923
                                                                   ------------   ------------
  Total assets                                                     $  1,110,033   $  1,082,592
                                                                   ============   ============

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities                                                $    162,611   $    140,692
Convertible subordinated notes                                          175,000        175,000
Other long-term liabilities                                              12,346         17,075
                                                                   ------------   ------------
  Total liabilities                                                     349,957        332,767

Minority interests                                                          294            861

Stockholders' equity                                                    759,782        748,964
                                                                   ------------   ------------
  Total liabilities, minority interests and stockholders' equity   $  1,110,033   $  1,082,592
                                                                   ============   ============

Cash, cash equivalents, short-term and long-term marketable
securities
  March 31, 2006                                                   $    373,012
  December 31, 2005                                                $    373,977
  September 30, 2005                                               $    356,958
  June 30, 2005                                                    $    349,724
  March 31, 2005                                                   $    351,214

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

                             BROOKS AUTOMATION, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                                      THREE MONTHS     THREE MONTHS      SIX MONTHS
                                                                         ENDED            ENDED            ENDED
                                                                      DECEMBER 31,       MARCH 31,        MARCH 31,
                                                                          2005             2006             2006
                                                                     --------------   --------------   --------------
Revenues                                                             $      127,175   $      169,177   $      296,352
Cost of revenues                                                             90,241          109,477          199,718
                                                                     --------------   --------------   --------------
Gross profit                                                                 36,934           59,700           96,634
                                                                     --------------   --------------   --------------
Gross margin                                                                   29.0%            35.3%            32.6%

Operating expenses:
  Research and development                                                   16,111           16,992           33,103
  Selling, general and administrative                                        30,712           33,794           64,506
  Restructuring charges                                                       1,222            1,143            2,365
                                                                     --------------   --------------   --------------
                                                                             48,045           51,929           99,974
                                                                     --------------   --------------   --------------
Income (loss) from continuing operations                                    (11,111)           7,771           (3,340)

Interest (income) expense, net                                               (1,170)          (1,182)          (2,352)
Other (income) expense, net                                                     180            2,605            2,785
                                                                     --------------   --------------   --------------
Income (loss) from continuing operations before income taxes and
minority interests                                                          (10,121)           6,348           (3,773)

Income tax provision                                                          1,347              995            2,342
                                                                     --------------   --------------   --------------
Income (loss) from continuing operations before minority interests          (11,468)           5,353           (6,115)

Minority interests in income (loss) of consolidated subsidiary                 (198)            (568)            (766)
                                                                     --------------   --------------   --------------
Income (loss) from continuing operations                                    (11,270)           5,921           (5,349)

Income (loss) from discontinued operations, net of income taxes                  52               (2)              50
                                                                     --------------   --------------   --------------
Net income (loss)                                                    $      (11,218)  $        5,919   $       (5,299)
                                                                     ==============   ==============   ==============
Basic income (loss) per share:
  Continuing operations                                              $        (0.17)  $         0.08   $        (0.08)
  Discontinued operations                                                      0.00            (0.00)            0.00
                                                                     --------------   --------------   --------------
  Basic income (loss) per share                                      $        (0.17)  $         0.08   $        (0.08)
                                                                     ==============   ==============   ==============
Diluted income (loss) per share:
  Continuing operations                                              $        (0.17)  $         0.08   $        (0.08)
  Discontinued operations                                                      0.00            (0.00)            0.00
                                                                     --------------   --------------   --------------
  Diluted income (loss) per share$                                            (0.17)  $         0.08   $        (0.08)
                                                                     ==============   ==============   ==============
Shares used in computing income (loss) per share:
  Basic                                                                      66,112           74,371           70,174
  Diluted                                                                    66,112           74,596           70,174

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

                             BROOKS AUTOMATION, INC.
                       CALCULATION OF PRO FORMA NET INCOME
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                      (in thousands, except per share data)

                                                                        U.S. GAAP       ADJUSTMENTS       PRO FORMA
                                                                     --------------   --------------   --------------
Revenues                                                             $      169,177   $            -   $      169,177
Cost of revenues                                                            109,477            6,891 A        102,586
                                                                     --------------   --------------   --------------
Gross profit                                                                 59,700           (6,891)          66,591
                                                                     --------------   --------------   --------------
Gross margin                                                                   35.3%                             39.4%

Operating expenses:
  Research and development                                                   16,992              195 B         16,797
  Selling, general and administrative                                        33,794            2,183 C         31,611
  Restructuring charges                                                       1,143            1,143              -
                                                                     --------------   --------------   --------------
                                                                             51,929            3,521           48,408
                                                                     --------------   --------------   --------------
Income (loss) from continuing operations                                      7,771          (10,412)          18,183

Interest (income) expense, net                                               (1,182)               -           (1,182)
Other (income) expense, net                                                   2,605                             2,605
                                                                     --------------   --------------   --------------
Income (loss) from continuing operations before
income taxes and minority interests                                           6,348          (10,412)          16,760

Income tax provision                                                            995                -              995
                                                                     --------------   --------------   --------------
Income (loss) from continuing operations before
minority interests                                                            5,353          (10,412)          15,765

Minority interests in income of consolidated
subsidiary                                                                     (568)               -             (568)
                                                                     --------------   --------------   --------------
Income (loss) from continuing operations                                      5,921          (10,412)          16,333

Income (loss) from discontinued operations, net
of income taxes                                                                  (2)               -               (2)
                                                                     --------------   --------------   --------------
Net income (loss)                                                    $        5,919   $      (10,412)  $       16,331
                                                                     ==============   ==============   ==============
Basic income (loss) per share from continuing
operations                                                           $         0.08   $        (0.14)  $         0.22
Basic income (loss) per share from discontinued
operations                                                                    (0.00)               -            (0.00)
                                                                     --------------   --------------   --------------
Basic income (loss) per share                                        $         0.08   $        (0.14)  $         0.22
                                                                     ==============   ==============   ==============
Diluted income (loss) per share from continuing
operations                                                           $         0.08   $        (0.14)  $         0.22
Diluted income (loss) per share from discontinued
operations                                                                    (0.00)               -            (0.00)
                                                                     --------------   --------------   --------------
Diluted income (loss) per share                                      $         0.08   $        (0.14)  $         0.22
                                                                     ==============   ==============   ==============
Shares used in computing earnings (loss) per share
  Basic                                                                      74,371           74,371           74,371
  Diluted                                                                    74,596           74,596           74,596

Adjustments:

(A) Write-off of Helix inventory step-up                                                       4,232
    Amortization of completed technology                                                       2,411
    FAS 123R expenses                                                                            248
                                                                                      --------------
                                                                                               6,891
                                                                                      --------------

(B) FAS 123R expenses                                                                            195

(C) FAS 123R expenses                                                                            911
    Amortization of other acquired intangible assets                                           1,272
                                                                                      --------------
                                                                                               2,183
                                                                                      --------------

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